                                                                    EXHIBIT 10.1

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                            REIMBURSEMENT AGREEMENT

                                     between

                              WILLIAMS-SONOMA, INC.

                                       and

                              BANK OF AMERICA, N.A.






                                   dated as of
                                  July 2, 2002











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

                                TABLE OF CONTENTS




ARTICLE 1 - Interpretation of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       Section 1.1    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       Section 1.2    Other Interpretive Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       Section 1.3    Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 2 - Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Section 2.1    The Letter of Credit Commitment . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Section 2.2    Requesting Letter of Credit Actions . . . . . . . . . . . . . . . . . . . . . . . 11
       Section 2.3    Reimbursement of Payments Under Letters of Credit . . . . . . . . . . . . . . . . 12
       Section 2.4    Nature of Bank's Funding; Interest on Unreimbursed Drawings . . . . . . . . . . . 12
       Section 2.5    Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       Section 2.6    Role of the Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       Section 2.7    Applicability of UCP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       Section 2.8    Letter of Credit Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . 14
       Section 2.9    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 3 - Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       Section 3.1    Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       Section 3.2    Stamp Taxes; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       Section 3.3    Tax Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 4 - Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       Section 4.1    Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       Section 4.2    New Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 5 - Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       Section 5.1    Initial Letter of Credit Action . . . . . . . . . . . . . . . . . . . . . . . . . 16
       Section 5.2    All Letter of Credit Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 6 - Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       Section 6.1    Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       Section 6.2    Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       Section 6.3    Corporate and Similar Action; No Breach . . . . . . . . . . . . . . . . . . . . . 19
       Section 6.4    Operation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 6.5    Litigation and Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 6.6    Rights in Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 6.7    Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 6.8    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 6.9    Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.10   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.11   Margin Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.12   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.13   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.14   Subsidiaries; Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . 22



       Section 6.15   Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 6.16   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 6.17   Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 6.18   Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 6.19   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       Section 6.20   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       Section 6.21   Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       Section 6.22   Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 7 - Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       Section 7.1    Credit Agreement Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       Section 7.2    Changes to Other Reimbursement Agreements . . . . . . . . . . . . . . . . . . . . 24
       Section 7.3    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 8 - Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       Section 8.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       Section 8.2    Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       Section 8.3    Performance by the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       Section 8.4    Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       Section 8.5    Continuance of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 9 - Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       Section 9.1    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       Section 9.2    Indemnity by the Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       Section 9.3    Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       Section 9.4    No Duty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       Section 9.5    No Fiduciary Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Section 9.6    Equitable Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Section 9.7    No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Section 9.8    Binding Effect; Successors; Participations and Assignments  . . . . . . . . . . . 30
       Section 9.9    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Section 9.10   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Section 9.11   Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Section 9.12   Maximum Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Section 9.13   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       Section 9.14   Governing Law; Venue; Service of Process  . . . . . . . . . . . . . . . . . . . . 32
       Section 9.15   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       Section 9.16   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       Section 9.17   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       Section 9.18   Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       Section 9.19   Independence of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Section 9.20   Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Section 9.21   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       Section 9.22   Termination of Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 33

EXHIBITS:

       Exhibit A     -   Form of Subsidiary Guaranty
       Exhibit B     -   Form of Joinder Agreement

SCHEDULES:

       Schedule 5.2  -   Governmental Restrictions
       Schedule 6.4  -   Operation of Business
       Schedule 6.5  -   Litigation and Judgments
       Schedule 6.9  -   Debt
       Schedule 6.10 -   Taxes
       Schedule 6.12 -   ERISA
       Schedule 6.14 -   Subsidiaries; Capitalization
       Schedule 6.15 -   Material Agreements
       Schedule 6.19 -   Environmental Matters
       Schedule 6.20 -   Broker's Fees
       Schedule 6.21 -   Employee Matters
       Schedule 9.13 -   Addresses for Notices

                             REIMBURSEMENT AGREEMENT

       THIS REIMBURSEMENT AGREEMENT, dated as of July 2, 2002, is between WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of California (the "Parent") and BANK OF AMERICA, N.A., a national banking association, (the "Bank").


                                R E C I T A L S:

       A. The Parent has requested that the Bank extend a $35,000,000 unsecured credit facility to the Parent for the issuance of commercial letters of credit.

       B. The Bank is willing to extend such credit facility to the Parent upon the terms and conditions set forth in this Agreement and the other Transaction Documents.

       NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                        Interpretation of this Agreement

       Section 1.1 Definitions. Wherever used in this Agreement, the following terms have the following meanings:

       "Affiliate" means, with respect to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, in no event shall the Bank be deemed an Affiliate of the Parent or any Subsidiary of the Parent.

       "Agreement" means this Reimbursement Agreement, as it may be amended, restated, or otherwise modified.

       "Agent" has the meaning specified in the Credit Agreement.

       "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

       "Bank" has the meaning specified in the introductory paragraph of this Agreement.

       "Bank-Related Persons" means the Bank, each of the Bank's Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of such Persons and Affiliates.

       "Bankruptcy Code" has the meaning specified in Section 8.1(d).

       "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.50%) and
(b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "prime rate." Such rate is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

       "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of California.

       "Capital Stock" means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities (excluding debt securities), or other equivalent evidences (however designated) of ownership, or any options, warrants, voting trust certificates, or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company, or other type of entity).

       "Change of Control" means, with respect to any Person, an event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the membership interests of such Person; or (b) during any period of twelve
(12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and clause (ii) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

       "Closing Date" means the date of this Agreement.

       "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

       "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of August 23, 2000, among the Parent, Bank of America, National Association (as administrative agent), and the "Lenders" (as defined therein), as such agreement may be amended, restated, or otherwise modified from time to time.

       "Debt" means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP; (e) Guarantees by such Person of indebtedness, liabilities, or obligations of the kinds described in the clauses (a), (b), (c), (d), (f), (g),
(h), (i), (j), (k), and (l) of this definition; (f) all indebtedness, liabilities, and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities, and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Bank in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds, and similar instruments; (h) all liabilities of such Person in respect of unfunded vested benefits under any employee benefit plan (excluding obligations to deliver stock in respect of stock options or stock ownership plans); (i) all vested obligations of such Person for the payment of money under any earn-out, noncompete, consulting, or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (j) all obligations of such Person to redeem or retire shares of Capital Stock of such Person; (k) all indebtedness, liabilities, and obligations of such Person under any Hedge Agreement; and (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan, or similar off balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

       "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

       "Default Rate" means, in respect of any amount payable by the Parent under any Transaction Document, a rate per annum equal to the sum of two percent (2.00%), plus the Base Rate.

       "Dollars" and "$" mean lawful money of the U.S.

       "Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements regulating health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

       "Environmental Liabilities" means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements, and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, or criminal or civil statute, including, without limitation, any Environmental Law, Permit, order, or agreement with any Governmental Authority or other Person, arising from environmental, health, or safety conditions, or the Release or threatened Release of a Hazardous Material into the environment.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

       "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent or any Subsidiary of the Parent or is under common control (within the meaning of Section 414(c) of the Code) with the Parent or any Subsidiary of the Parent.

       "Event of Default" has the meaning specified in Section 8.1.

       "Existing Letter of Credit Exposure" means the portion of the Bank's "Commitment" (as defined in the Existing Reimbursement Agreement) that is outstanding, whether drawn or undrawn, as of any date of determination.

       "Existing Reimbursement Agreement" means that certain Reimbursement Agreement dated as of July 11, 2001, among Parent, Bank of America, National Association, as administrative agent, and the banks party thereto, as amended from time to time.

       "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that
(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

       "Fee Letter" has the meaning specified in Section 2.8.

       "Fiscal Quarters" means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.

       "Fiscal Year" means the Parent's fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current Fiscal Year of the Parent will end on February 2, 2003.

       "GAAP" means generally accepted accounting principles, applied on a "consistent basis" (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

       "Governmental Authority" means any nation or government, any federal, state, county, municipal, parish, provincial, township, or other political subdivision thereof, and any department, commission, board, court, agency, or other instrumentality or entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

       "Guarantee" means any indebtedness, liability, or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or indemnifying such other Person for any Debt or other obligation and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person's maximum reasonably anticipated liability in respect thereof as mutually determined by the Parent and the Bank in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

       "Guarantor" means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Subsidiary of the Parent who is a party to the Subsidiary Guaranty pursuant to the terms of Article 4.

       "Guaranty" means the Subsidiary Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Bank, and any and all amendments, restatements, or other modifications thereof, and "Guaranties" means all of such agreements, collectively.

       "Hazardous Material" means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent, or material which is or becomes listed, regulated, or addressed under any Environmental Law as a result of its hazardous or toxic nature.

       "Hedge Agreement" means any agreement, device, or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates, or forward rates applicable to its assets, liabilities, or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap, or collar protection agreements, and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination, or assignment of any of the foregoing.

       "Indemnified Liabilities" has the meaning specified in Section 9.2.

       "Joinder Agreement" means an agreement to be executed by a Person pursuant to the terms of Section 4.2, in substantially the form of Exhibit B.

       "Letter of Credit" means any commercial letter of credit issued or outstanding hereunder. A Letter of Credit may be issued by the Bank for the account of the Parent or, upon the Parent's request, for the account of any Subsidiary of the Parent.

       "Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification, or other action relating to a Letter of Credit.

       "Letter of Credit Application" means an application for a Letter of Credit Action from time to time in use by the Bank.

       "Letter of Credit Cash Collateral Account" means a blocked deposit account maintained by the Parent with the Bank in which the Parent hereby grants a security interest to the Bank as security for Letter of Credit Usage and with respect to which the Parent agrees to execute and deliver from time to time such documentation as the Bank may reasonably request to further assure and confirm such security interest.

       "Letter of Credit Expiration Date" means the date which is one hundred fifty (150) days after the Maturity Date.

       "Letter of Credit Usage" means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit, plus the aggregate amount of all drawings under the Letters of Credit which as of such date remain not reimbursed by the Parent.

       "Lien" means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

       "Material Adverse Effect" means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, prospects, performance, or operations of the Parent individually or the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent individually or the Parent and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due, or (c) the validity or enforceability of (i) any of the Transaction Documents or (ii) the rights and remedies of the Bank under any of the Transaction Documents.

       "Maturity Date" means the day which is the first anniversary of the Closing Date.

       "Maximum Rate" has the meaning specified in Section 9.12.

       "Minimum Amount" means, with respect to any Letter of Credit Action, a face amount equal to $5,000.

       "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Parent or any ERISA Affiliate at any time within the six (6) year period preceding the date hereof or hereafter and which is covered by Title IV of ERISA.

       "Note Agreement" means that certain Note Agreement Re: $40,000,000 7.20% Senior Notes Due August 8, 2005, dated as of August 1, 1995, entered into by the Parent and the "Purchasers" party thereto and each other agreement, document, or instrument entered into or delivered in connection therewith, as such agreements, documents, and instruments may be amended, restated, or otherwise modified from time to time.

       "Obligations" means any and all obligations, indebtedness, and liabilities of the Parent to the Bank, arising pursuant to this Agreement or any other Transaction Document, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Parent to repay amounts funded under any Letter of Credit, interest on amounts funded under any Letter of Credit, and all fees, costs, and expenses (including, without limitation, Attorney Costs) provided for in the Transaction Documents.

       "Other Reimbursement Agreements" means (a) that certain Reimbursement Agreement dated as of July 2, 2002, between the Parent and Fleet National Bank, and each other agreement, document, or instrument entered into or delivered in connection therewith, as such agreements, documents, and instruments may be amended, restated, or otherwise modified from time to time, and (b) that certain Reimbursement Agreement dated as of July 2, 2002, between the Parent and The Bank of New York, and each other agreement, document, or instrument entered into or delivered in connection therewith, as such agreements, documents, and instruments may be amended, restated, or otherwise modified from time to time, and "Other Reimbursement Agreement" means any one of such agreements, documents, and instruments.

       "Other Taxes" has the meaning specified in Section 3.2.

       "Parent" has the meaning specified in the introductory paragraph of this Agreement.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

       "Permit" means any permit, certificate, approval, order, license, or other authorization.

       "Permitted Liens" means any Liens permitted under the Credit Agreement.

       "Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

       "Plan" means any employee benefit plan established or maintained by the Parent or any ERISA Affiliate and which is subject to Title IV of ERISA.

       "Principal Office" means the office of the Bank, located at 345 Montgomery Street, San Francisco, California.

       "Prohibited Transaction" means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.

       "Property" means, for any Person, property or assets of all kinds, real, personal, or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the Closing Date.

       "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended, modified, or supplemented from time to time or any successor regulation therefor.

       "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including, without limitation, the migration of Hazardous Materials through or in the air, soil, surface water, ground water, or property, in violation of Environmental Laws.

       "Remedial Action" means all actions required under applicable Environmental Laws to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that "Remedial Action" shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.

       "Reportable Event" means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

       "Solvent" means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

       "Subsidiary" means, when used to determine the relationship of a Person (the "parent") to another Person, a Person (the "subsidiary") of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (a) if the holders of such Capital Stock (i) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency, or (ii) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency, or (b) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest.

       "Subsidiary Guarantor" means a domestic Subsidiary of the Parent which is, or is required to be, a Guarantor hereunder.

       "Subsidiary Guaranty" means a guaranty agreement executed and delivered by each of the Subsidiary Guarantors in favor of the Bank, in substantially the form of Exhibit A, as such guaranty agreement may be amended, restated, or otherwise modified from time to time.

       "Taxes" has the meaning specified in Section 3.1.

       "Transaction Documents" means this Agreement, each Letter of Credit Application, each Guaranty (including, without limitation, the Subsidiary Guaranty), the Fee Letter, any Joinder Agreement, and all other agreements, documents, and instruments now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing, and any and all amendments, modifications, supplements, renewals, extensions, or restatements thereof (excluding any commitment letter, term sheet, or other agreement entered into prior to the Closing Date).

       "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

       "U.S." means the United States of America.

       "Voting Stock" means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

       Section 1.2    Other Interpretive Provisions.

               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

               (b) (i) The words "hereof", "herein", "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit, Section, and Schedule references pertain to Articles, Exhibits, Sections, and Schedules of this Agreement.

                   (ii) The term "including" is not limiting and means
               "including without limitation."

                   (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Transaction Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

               (d) This Agreement and other Transaction Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval, or waiver shall be deemed modified by the phrase "in its sole discretion."

               (e) Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

       Section 1.3 Accounting Terms and Determinations. The provisions of
Section 1.3 of the Credit Agreement, as such Section is in effect on the Closing Date, are hereby incorporated herein by this reference the same as if fully stated herein.


                                    ARTICLE 2

                                 Credit Facility

       Section 2.1 The Letter of Credit Commitment. Subject to the terms and conditions set forth in this Agreement, (a) from the Closing Date through and including the Maturity Date, the Bank shall issue Letters of Credit as the Parent may from time to time request and (b) from the Closing Date through and including the Letter of Credit Expiration Date, the Bank shall take such Letter of Credit Actions (other than issuing Letters of Credit) as the Parent may from time to time request; provided, however, that (i) the Letter of Credit Usage shall not exceed $35,000,000 at any time, and (ii) the sum of the Letter of Credit Usage plus the Existing Letter of Credit Exposure shall not exceed $50,000,000 at any time. Unless consented to by the Bank, no Letter of Credit may have an expiration date more than one hundred fifty (150) days after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall have an expiration date after the Letter of Credit Expiration Date. Notwithstanding the foregoing, if any Letter of Credit remains outstanding after the Letter of Credit Expiration Date, the Parent shall, not later than the Letter of Credit Expiration Date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account.

       Section 2.2 Requesting Letter of Credit Actions. The Parent may irrevocably request a Letter of Credit Action in a Minimum Amount therefor in Dollars by delivering a Letter of Credit Application therefor to the Bank by notice delivered in accordance with Section 9.13 (a) with respect to the initial issuance of any Letter of Credit, not later than three (3) Business Days prior to the effective date of such issuance and (b) with respect to any Letter of Credit Action not included in clause (a) preceding, by 10:00 a.m. (San Francisco, California time) on the day of the requested Letter of Credit Action. Each request for any Letter of Credit Action shall be in a form acceptable to the Bank in its sole discretion, including, without limitation, the current form of Letter of Credit Application in use by the Bank. The Bank shall, upon satisfaction of the applicable conditions set forth in Article 7, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

       Section 2.3 Reimbursement of Payments Under Letters of Credit. Promptly upon receiving notice of any drawing under a Letter of Credit, the Bank shall notify the Parent. Within one (1) Business Day of such notification from the Bank to the Parent, the Parent shall reimburse the Bank for any payment that the Bank makes under a Letter of Credit. The Bank may, but shall not be obligated to, withdraw the amount of any such payment which is not made when due from any account of the Parent maintained with the Bank.

       Section 2.4 Nature of Bank's Funding; Interest on Unreimbursed Drawings. If the Parent fails to reimburse the Bank for a drawing under a Letter of Credit, the funding by the Bank shall be deemed to be a loan by the Bank to the Parent. Any amount funded by the Bank hereunder shall be payable by the Parent upon demand of the Bank, and shall bear interest, from the date of such drawing through but excluding the date that payment is made, at a rate per annum equal to the Default Rate.

       Section 2.5 Obligations Absolute. The obligation of the Parent to pay to the Bank the amount of any payment made by the Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, the Parent's obligation shall not be affected by any of the following circumstances:

               (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

               (b) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

               (c) the existence of any claim, setoff, defense, or other rights which the Parent or any Subsidiary of the Parent may have at any time against the Bank, any beneficiary of such Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto, or any unrelated transactions;

               (d) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

               (e) payment by the Bank in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit; or any payment made by the Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or other applicable laws;

               (f) the existence, character, quality, quantity, condition, packing, value, or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

               (g) the time, place, manner, order, or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature, and extent of any insurance relative thereto;

               (h) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

               (i) any failure or delay in notice of shipments or arrival of any Property;

               (j) any error in the transmission of any message relating to such Letter of Credit not caused by the Bank, or any delay or interruption in any such message;

               (k) any error, neglect, or default of any correspondent of the Bank in connection with such Letter of Credit;

               (l) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions, or other causes beyond the control of the Bank;

               (m) so long as the Bank in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness, or legal effect of any contract or document referred to in any document submitted to the Bank in connection with such Letter of Credit; and

               (n) any other circumstances whatsoever where the Bank has acted in good faith.

In addition, the Parent will examine within three (3) Business Days a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with the Parent's instructions or other irregularity, the Parent will immediately notify the Bank in writing. The Parent shall be conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

       Section 2.6 Role of the Bank. The Parent agrees that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Parent hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Bank-

Related Person, nor any of the respective correspondents, participants, or assignees of the Bank, shall be liable or responsible for any of the matters described in Section 2.5. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

       Section 2.7 Applicability of UCP. Subject to applicable law, unless otherwise expressly agreed by the Bank and the Parent when a Letter of Credit is issued, performance under Letters of Credit by the Bank, its correspondents, and beneficiaries will be governed by the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce (the "ICC") on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

       Section 2.8 Letter of Credit Fees and Expenses. The Parent shall pay directly to the Bank for its sole account its customary documentary and processing charges in accordance with that certain letter agreement between the Parent and the Bank dated as of the date hereof (as such letter agreement may be amended, restated or otherwise modified from time to time, the "Fee Letter"). Such fees and charges are nonrefundable.

       Section 2.9 Termination. The term of this Agreement shall end on the Letter of Credit Expiration Date. The Parent shall have the right to terminate this Agreement, without premium or penalty, at any time prior to the Letter of Credit Expiration Date by giving the Bank written notice of such termination not less than thirty (30) days prior to such date of termination, provided that the Parent makes payment to the Bank of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.


                                    ARTICLE 3

                                      Taxes

       Section 3.1 Withholding Taxes. Except as otherwise provided in this Agreement, any and all payments by the Parent or any Guarantor to or for the account of the Bank hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Bank's income, and franchise taxes imposed on the Bank, by the jurisdiction under the laws of which the Bank is organized, located, or doing business or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Parent or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under any Transaction Document to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 3.1 and
Section 3.2) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent or any Guarantor, as applicable, shall make such deductions, (iii) the Parent or any Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Parent or any Guarantor, as applicable, shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

       Section 3.2 Stamp Taxes; Etc. In addition, the Parent agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Transaction Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Transaction Document ("Other Taxes").

       Section 3.3 Tax Indemnification. THE PARENT AGREES TO INDEMNIFY THE BANK AND THE BANK-RELATED PERSONS FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY "TAXES" OR "OTHER TAXES" IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER SECTION 3.1 AND SECTION 3.2) PAID BY THE BANK OR ANY BANK-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING, WITHOUT LIMITATION, PENALTIES, INTEREST, AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST, AND EXPENSES ARISING AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE BANK OR BANK-RELATED PERSON.


                                    ARTICLE 4

                                   Guaranties

       Section 4.1 Guaranties. Each Subsidiary of the Parent which at any time Guarantees the indebtedness, liabilities, and obligations of the Parent under the Credit Agreement shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Parent shall cause one or more of its other domestic Subsidiaries (if any) to Guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows:
(a) in the event that any domestic Subsidiary of the Parent which is not a Guarantor has assets of a net book value in excess of $10,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters, beginning with the four (4) Fiscal Quarters ending April 29, 2001, in excess of $10,000,000 the Parent shall cause such domestic Subsidiary to become a Guarantor as provided by
Section 4.2 and (b) in the event that the Parent's domestic Subsidiaries which are not previously Guarantors hereunder have assets, in the aggregate for all such domestic Subsidiaries, of a net book value in excess of $75,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters, beginning with the four (4) Fiscal Quarters ending April 29, 2001, in excess of $75,000,000, the Parent shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 4.2 with the effect that the assets and gross revenue of the remaining domestic Subsidiaries of the Parent which are not Guarantors hereunder do not exceed $75,000,000 as of such date.

       Section 4.2 New Guarantors. In the event that the Parent is required to cause one or more of its Subsidiaries to become Guarantors as set forth in
Section 4.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by
Section 7.1(a) and Section 7.1(b) of the Credit Agreement, execute and deliver to the Bank a Joinder Agreement pursuant to which each such Subsidiary of the Parent becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 5.1, as the Bank may reasonably request.


                                    ARTICLE 5

                              Conditions Precedent

       Section 5.1 Initial Letter of Credit Action. The obligation of the Bank to take any Letter of Credit Action under this Agreement is subject to the following conditions precedent:

               (a) Deliveries. The Bank shall have received on or before the Closing Date and on or before the day of such Letter of Credit Action all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Bank:

                   (i) Resolutions; Authority. For each of the Parent and the
               Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery, and performance of the Transaction Documents to which it is or is to be a party;

                   (ii) Incumbency Certificate. For each of the Parent and the
               Guarantors, a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers (A) who are authorized to sign the Transaction Documents to which it is or is to be a party (including, without limitation, the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;

                   (iii) Governmental Certificates. For each of the Parent and the Guarantors, certificates of the appropriate Governmental Authorities of the state of incorporation, formation, or organization as to its existence and, to the extent applicable, good standing of such Person in such state;

                   (iv) Reimbursement Agreement. This Agreement, together with all Schedules, Exhibits, and other attachments (if any), duly executed by the Parent and the Bank;

                   (v) Subsidiary Guaranty. The Subsidiary Guaranty executed by each of the Subsidiary Guarantors;

                   (vi) Fee Letter. The Fee Letter, duly executed by the Parent and the Bank;

                   (vii) Consents. Copies of all material consents or waivers necessary for the execution, delivery, and performance by the Parent and each Guarantor of the Transaction Documents to which it is a party, as the Bank may require, which consents shall be certified by an authorized representative of the Parent or such Guarantor, as applicable, as true and correct copies of such consents as of the Closing Date; and

                   (viii) Opinions of Counsel. Satisfactory opinions of legal counsel to the Parent and the Guarantors as to such matters as the Bank may request.

               (b) Attorney Costs. The Attorney Costs referred to in Section 9.1 for which statements have been presented shall have been paid in full on the Closing Date.

               (c) Compliance with Laws. As of the Closing Date, each Person that is a party to this Agreement or any of the other Transaction Documents shall have complied with all requirements of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

               (d) No Prohibitions. No requirement of any Governmental Authority shall prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document, and no order, judgment, ruling, injunction, or decree of any Governmental Authority or arbitrator shall, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise have a Material Adverse Effect.

               (e) No Material Adverse Change. As of the Closing Date, no material adverse change shall have occurred with respect to (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Parent (individually) or the Parent and its Subsidiaries (taken as a whole) since February 3, 2002 or (ii) in the facts and information regarding such Persons disclosed to the Bank prior to the Closing Date.

               (f) No Material Litigation. Except as set forth in Schedule 6.5, as of the Closing Date, no action, suit, investigation, or proceeding shall be pending or threatened before any Governmental Authority that purports to affect the Parent or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

               (g) Compliance With Financial and Other Obligations. As of the Closing Date, the Parent and each of its Subsidiaries shall be in compliance with all of its respective existing financial obligations, and no default or event of default shall be in existence (either before or after giving effect to this Agreement) under any Capital Stock or Debt of the Parent or any Subsidiary of the Parent.

               (h) Capital Structure. The corporate capital and ownership structure (including, without limitation, articles of incorporation and bylaws), shareholders agreements, and management of the Parent and its Subsidiaries shall be reasonably satisfactory to the Bank on the Closing Date and, thereafter, shall not have changed in any material respect unless such change is reasonably satisfactory to the Bank.

               (i) Additional Documentation. The Bank shall have received such additional approvals, opinions, or other documentation as the Bank may reasonably request to effectuate the purpose hereof.

       Section 5.2 All Letter of Credit Actions. The obligation of the Bank to take any Letter of Credit Action under this Agreement is subject to the following additional conditions precedent:

               (a) No Default. No Default shall have occurred and be continuing, or would result from such requested Letter of Credit Action;

               (b) Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of taking such Letter of Credit Action with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date;

               (c) Governmental Restrictions. Except as set forth in Schedule 5.2, there shall be no governmental inquiries, injunctions, or restraining orders instituted or pending, or any statute or rule enacted, promulgated, entered, or enforced which would have a Material Adverse Effect upon the Parent (individually) or the Parent and its Subsidiaries (taken as a whole);

               (d) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Parent (individually) or the Parent and its Subsidiaries (taken as a whole) since February 3, 2002; and

               (e) Letter of Credit Application. The Parent shall have delivered to the Bank a duly completed Letter of Credit Application as required by
       Section 2.2 and such other documentation related thereto as the Bank shall reasonably request.

Each Letter of Credit Action requested by the Parent hereunder shall constitute a representation and warranty by the Parent that the conditions precedent set forth in this Section 5.2 have been satisfied (both as of the date of such notice and, unless the Parent otherwise notifies the Bank prior to the date of such requested Letter of Credit Action as of the date of such requested Letter of Credit Action).

                                    ARTICLE 6

                         Representations and Warranties

       To induce the Bank to enter into this Agreement, the Parent represents and warrants that the following statements are and, after giving effect to the transactions contemplated hereby will be, true, correct, and complete.

       Section 6.1 Power and Authority.

               (a) The Parent and each of its Subsidiaries is (i) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect;

               (b) The Parent and each of its Subsidiaries has the power and authority to execute, deliver, and perform its respective obligations under the Transaction Documents to which it is or may become a party.

       Section 6.2 Financial Condition. The Parent has delivered to the Bank the audited financial statements of the Parent and its Subsidiaries as of and for the Fiscal Years ended January 30, 2000, January 28, 2001, and February 3, 2002. Such financial statements have been prepared in accordance with GAAP, and present fairly, the financial condition of the Parent and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Parent nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial statements dated as of February 3, 2002. Since the date of the financial statements dated as of February 3, 2002, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Parent (individually) or of the Parent and its Subsidiaries (taken as a whole).

       Section 6.3 Corporate and Similar Action; No Breach. The execution, delivery, and performance by the Parent and each of its Subsidiaries of the Transaction Documents to which it is or may become a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Parent and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

       Section 6.4 Operation of Business. Each of the Parent and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and, to the best of their knowledge, neither the Parent nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.4, since February 3, 2002, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course.

       Section 6.5 Litigation and Judgments. Except as set forth in Schedule 6.5, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in
Schedule 6.5, there are no outstanding judgments against the Parent or any of its Subsidiaries.

       Section 6.6 Rights in Properties; Liens. The Parent and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal and none of such Properties or leasehold interests of the Parent or any of its Subsidiaries is subject to any Lien, other than Permitted Liens.

       Section 6.7 Enforceability. The Transaction Documents to which the Parent or any Subsidiary of the Parent is a party, when executed and delivered, shall constitute the legal, valid, and binding obligations of the Parent or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

       Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or other third party is or will be necessary for the execution, delivery, or performance by the Parent or any Subsidiary of the Parent of the Transaction Documents to which it is or may become a party, except where the failure to obtain any such authorization, approval, or consent could not reasonably be expected to have a Material Adverse Effect, or for the validity or enforceability thereof.

       Section 6.9 Debt. Neither the Parent nor any of its Subsidiaries has any Debt, except as set forth in Schedule 6.9 or as otherwise permitted by Section
8.1 of the Credit Agreement.

       Section 6.10 Taxes. Except as set forth in Schedule 6.10 or, after the Closing Date, matters which do not violate Section 7.4 of the Credit Agreement, the Parent and each Subsidiary of the Parent have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule
6.10 or, after the Closing Date, matters which do not violate Section 7.4 of the Credit Agreement, there is no pending investigation of the Parent or any Subsidiary of the Parent by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Parent or any Subsidiary of the Parent.

       Section 6.11 Margin Securities. Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U or Regulations T or X of the Board of Governors of the Federal Reserve System), and no Letter of Credit requested by the Parent hereunder will be used in connection with any transaction whereby the Parent or any Subsidiary of the Parent buys or carries any margin stock or extends credit to others for the purpose of buying or carrying margin stock.

       Section 6.12 ERISA. With respect to each Plan, the Parent and each Subsidiary of the Parent is in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. As of the Closing Date, no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Parent, each Subsidiary of the Parent, and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan. Except as set forth in Schedule 6.12, the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Parent, any of its Subsidiaries, nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business).

       Section 6.13 Disclosure. All factual information furnished by or on behalf of the Parent or any Subsidiary of the Parent to the Bank for purposes of or in connection with this Agreement, the other Transaction Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Parent or any Subsidiary of the Parent to the Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

       Section 6.14 Subsidiaries; Capitalization. As of the Closing Date, the Parent has no other Subsidiaries other than those listed in Schedule 6.14. As of the Closing Date, Schedule 6.14 sets forth the jurisdiction of incorporation or organization of the Parent and its Subsidiaries, the percentage of the Parent's ownership of the outstanding Voting Stock of each Subsidiary of the Parent, and the authorized, issued, and outstanding Capital Stock of the Parent and each Subsidiary of the Parent. All of the outstanding Capital Stock of the Parent and its Subsidiaries has been validly issued, is fully paid, is nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 6.14, there are (a) no outstanding subscriptions, options, warrants, calls, or rights (including, without limitation, preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of the Parent or any of its Subsidiaries, and (b) no shareholder agreements, voting trusts, or similar agreements in effect and binding on any shareholder of (i) to the Parent's knowledge, the Parent or any of its Capital Stock or (ii) any Subsidiary of the Parent or any of their respective Capital Stock. All shares of Capital Stock of the Parent and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.

       Section 6.15 Material Agreements. Except as set forth in Schedule 6.15, neither the Parent nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument (including, without limitation, any indenture, loan, or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could be expected to cause a Material Adverse Effect.

       Section 6.16 Compliance with Laws. Neither the Parent nor any of its Subsidiaries is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator except for violations which could not be expected to have a Material Adverse Effect.

       Section 6.17 Investment Company Act. Neither the Parent nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       Section 6.18 Public Utility Holding Company Act. Neither the Parent nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       Section 6.19 Environmental Matters. Except as disclosed in Schedule 6.19:

               (a) to the Parent's knowledge, the Parent, each Subsidiary of the Parent, and all of their respective properties, assets, and operations are in compliance with all Environmental Laws; neither the Parent nor any of its Subsidiaries has knowledge of, nor has the Parent or any Subsidiary of the Parent received notice of, any past, present, or future conditions, events, activities, practices, or incidents which interfere with or prevent the compliance or continued compliance of the Parent or its Subsidiaries with all Environmental Laws;

               (b) the Parent and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses, and authorizations that are required under applicable Environmental Laws;

               (c) except in compliance in all material respects with applicable Environmental Laws, during the course of the Parent's or any of its Subsidiaries' ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage, or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos containing materials, or use of polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers, or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Parent and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;

               (d) neither the Parent, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

               (e) there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Parent or any Subsidiary of the Parent that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;

               (f) neither the Parent nor any of its Subsidiaries is or operates a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder, or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each Subsidiary of the Parent is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;

               (g) neither the Parent nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and

               (h) no Lien arising under any Environmental Law has attached to any property or revenues of the Parent or any Subsidiary of the Parent.

       Section 6.20 Broker's Fees. Except as disclosed on Schedule 6.20, no broker's or finder's fee, commission, or similar compensation will be payable by the Parent or any Subsidiary of the Parent with respect to the transactions contemplated by this Agreement.

       Section 6.21 Employee Matters. Except as set forth on Schedule 6.21, as of the Closing Date (a) neither the Parent nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Parent or any Subsidiary of the Parent and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Parent or any Subsidiary of the Parent, and
(c) there are no strikes, slowdowns, work stoppages, or controversies pending or, to the best knowledge of the Parent and the Subsidiaries of the Parent after due inquiry, threatened between the Parent or any Subsidiary of the Parent and its respective employees.

       Section 6.22 Solvency. Each of the Parent and the Subsidiary Guarantors, individually and on a consolidated basis is Solvent.


                                    ARTICLE 7

                                    Covenants

       The Parent covenants and agrees that, as long as this Agreement shall remain in effect or any Obligations shall remain outstanding, it will perform and observe the following covenants:

       Section 7.1 Credit Agreement Covenants. The Parent will comply fully with each of the covenants contained in Article 7, Article 8, and Article 9 of the Credit Agreement (each of such covenants being incorporated herein by this reference the same as if fully stated herein) whether or not such Credit Agreement remains in full force and effect. The Parent shall, within one (1) Business Day thereof, notify the Bank of any amendment, restatement, or other modification to Article 7, Article 8, or Article 9 of the Credit Agreement, provided that, notwithstanding the first sentence of this Section 7.1, any such amendment, restatement, or other modification shall not be effective hereunder unless consented to in writing by the Bank (any such consent not to be unreasonably withheld).

       Section 7.2 Changes to Other Reimbursement Agreements. The Parent shall, within three (3) Business Days thereof, notify the Bank of any amendment, restatement or other modification to any Other Reimbursement Agreement.

       Section 7.3 Further Assurances.

               (a) Further Assurance. The Parent will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Bank to carry out the provisions and purposes of the Transaction Documents.

               (b) Subsidiary Joinder. The Parent shall, and shall cause each domestic Subsidiary of the Parent to, execute and deliver to the Bank such documentation, including, without limitation, a Joinder Agreement, as the Bank may require to cause each such domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 4.

                                    ARTICLE 8

                                     Default

       Section 8.1 Events of Default. Each of the following shall be deemed an "Event of Default":

               (a) the Parent shall fail to pay (i) when due the amount of any drawing under any Letter of Credit; (ii) within three (3) Business Days of the date due any fees payable under the Transaction Documents or any part thereof; or (iii) within three (3) Business Days after the date the Parent receives written notice of the failure to pay when due, any other Obligation or any part thereof;

               (b) any representation, warranty, or certification made or deemed made by the Parent or any Subsidiary of the Parent (or any of their respective officers) in any Transaction Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Transaction Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made;

               (c) the Parent or any Subsidiary of the Parent shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Article 7;

               (d) the Parent or any Subsidiary of the Parent shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the "Bankruptcy Code"), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to pay its debts as such debts become due, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

               (e) (i) a proceeding or case shall be commenced, without the application, approval, or consent of the Parent or any Subsidiary of the Parent in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of the Parent or such Subsidiary or of all or any substantial part of its Property, or (C) similar relief in respect of the Parent or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Parent or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

               (f) the Parent or any Subsidiary of the Parent shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of $10,000,000 against any of its assets or Properties;

               (g) A final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Bank) shall be rendered by a court or courts against the Parent or any Subsidiary of the Parent and the same shall not be satisfied, discharged, or dismissed (or provision shall not be made for such satisfaction, discharge, or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Parent or any Subsidiary of the Parent, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

               (h) (i) the Parent or any Subsidiary of the Parent shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount of the affected Debt equals or exceeds $10,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof, (ii) any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $10,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment thereof, (iii) any event of default shall have occurred under the Credit Agreement, (iv) any event of default shall have occurred under the Note Agreement or (v) any event of default shall have occurred under any Other Reimbursement Agreement;

               (i) this Agreement or any other Transaction Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Parent or any Subsidiary, or the Parent or any Subsidiary shall deny that it has any further liability or obligation under any of the Transaction Documents;

               (j) The occurrence of any event or condition which constitutes a Material Adverse Effect and thirty (30) days shall have passed since written notification thereof to the Parent by the Bank (therein identifying such event or condition) without such event or condition having been remedied, cured, or waived; or

               (k) The occurrence of a Change of Control.

       Section 8.2 Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:

               (a) Acceleration. By notice to the Parent, declare all outstanding amounts payable by the Parent under the Transaction Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Parent except as where required by the specific terms of this Agreement or the other Transaction Documents;

               (b) Refusal of Requests for Letter of Credit Action. The Bank may, without notice to the Parent or any other Person, refuse any request by the Parent for any Letter of Credit Action;

               (c) Judgment. Reduce any claim to judgment;

               (d) Rights. Exercise any and all rights and remedies afforded by the laws of the state of New York, or any other jurisdiction governing any of the Transaction Documents, by equity, or otherwise; and

               (e) Cash Collateral. The Bank may demand immediate payment by the Parent of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account;

provided, however, that, upon the occurrence of an Event of Default under
Section 8.1(d) or Section 8.1(e) with respect to the Parent or any Guarantor, the obligation of the Bank to take any Letter of Credit Action shall automatically terminate and all amounts payable by the Parent or any other party under the Transaction Documents to the Bank shall thereupon become immediately due and payable, and an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to the Bank to be held in a Letter of Credit Cash Collateral Account, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Parent.

       Section 8.3 Performance by the Bank. Upon the occurrence of a Default, if the Parent or any Guarantor shall fail to perform any agreement in accordance with the terms of the Transaction Documents, the Bank may perform or attempt to perform such agreement on behalf of the Parent or such Guarantor, as applicable. In such event, at the request of the Bank, the Parent shall promptly pay any amount expended by the Bank in connection with such performance or attempted performance, to the Bank at the Principal Office together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Bank shall not have any liability or responsibility for the performance of any obligation of the Parent or any Guarantor under any Transaction Document.

       Section 8.4 Set-off. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, without notice to the Parent or any other Person (any such notice being hereby expressly waived), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Parent against any and all of the Obligations now or hereafter existing under any Transaction Document, irrespective of whether or not the Bank shall have made any demand under such Transaction Documents and although the Obligations may be unmatured. The Bank agrees promptly to notify the Parent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

       Section 8.5 Continuance of Default. For purposes of all Transaction Documents, a Default shall be deemed to have continued and exist until the Bank shall have actually received evidence satisfactory to the Bank that such Default shall have been remedied.


                                    ARTICLE 9

                                  Miscellaneous

       Section 9.1 Expenses. The Parent hereby agrees to pay promptly after presentation of supporting documentation, without duplication: (a) all reasonable costs and expenses of the Bank arising in connection with the preparation, negotiation, execution, delivery, syndication, and administration of the Transaction Documents and all amendments, waivers, or other modifications to the Transaction Documents, including, without limitation, Attorney Costs of the Bank; (b) all costs and expenses of the Bank in connection with any Default and the enforcement of any Transaction Document or collection of the Obligations, including, without limitation, Attorney Costs of the Bank; (c) all fees, costs, and expenses of the Bank arising in connection with an Event of Default and the enforcement of any Transaction Document or collection of the Obligations during the existence of an Event of Default; (d) all transfer, stamp, documentary, or other similar taxes, assessments, or charges (including, without limitation, the Taxes and any penalties or interest) levied by any Governmental Authority in respect of any Transaction Document or the transactions contemplated thereby; (e) all reasonable costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or other Lien contemplated by any Transaction Document; and (f) all other reasonable costs and expenses incurred by the Bank in connection with any Transaction Document. The Attorney Costs of the Bank that the Parent has agreed to pay hereunder include, without limitation, the Attorney Costs of the Bank arising in connection with advice given to the Bank as to its rights and responsibilities hereunder.

       Section 9.2 Indemnity by the Parent. Whether or not the transactions contemplated hereby are consummated, the Parent agrees to indemnify, save and hold harmless each Bank-Related Person and their respective Affiliates, directors, officers, agents, attorneys, and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions, or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action, or cause of action that such Person asserts or may assert against the Parent, any of its Affiliates, or any of their respective officers or directors;
(b) any and all claims, demands, actions, or causes of action arising out of or relating to, the Transaction Documents, the Commitments, the use or contemplated use of any Letter of Credit, or the relationship of the Parent and the Bank under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action, or cause of action described in clause (a) or clause (b) preceding; and (d) any and all liabilities (including liabilities under indemnities), losses, costs, or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action, or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive repayment of all Obligations.

       Section 9.3 Limitation of Liability. Neither the Bank, any Bank-Related Person, nor any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to the Parent for and, by the execution of the Transaction Documents to which it is a party, each other party to any Transaction Document, hereby waives, releases, and agrees not to sue any of them upon, any claim for, any special, indirect, incidental, consequential, or punitive damages suffered or incurred by any such Person in connection with, arising out of, or in any way related to any of the Transaction Documents, or any of the transactions contemplated by any of the Transaction Documents.

       Section 9.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Bank shall have the right to act exclusively in the interest of the Bank and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Parent or any Guarantor, any shareholders of the Parent or any Guarantor, or any other Person.

       Section 9.5 No Fiduciary Relationship. The relationship between the Parent and the Guarantors on the one hand and the Bank on the other is solely that of debtor and creditor, and the Bank has no fiduciary or other special relationship with the Parent or any Guarantor, and no term or condition of any of the Transaction Documents shall be construed so as to deem the relationship between the Parent and the Guarantors on the one hand and the Bank on the other to be other than that of debtor and creditor.

       Section 9.6 Equitable Relief. The Parent recognizes that in the event the Parent or any Guarantor fails to pay, perform, observe, or discharge any or all of the Obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Bank. The Parent therefore agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

       Section 9.7 No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Transaction Documents are cumulative and not exclusive of any rights and remedies provided by law.

       Section 9.8 Binding Effect; Successors; Participations and Assignments.

               (a) This Agreement and the other Transaction Documents to which the Parent is a party will be binding upon and inure to the benefit of the Parent, the Bank, and their respective successors, participants and assigns, except that, the Parent may not participate or assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Bank and any such attempted assignment shall be void.

               (b) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

       Section 9.9 Survival. All representations and warranties made by the Parent or any Guarantor in any Transaction Document or in any document, statement, or certificate furnished in connection with any Transaction Document shall survive the execution and delivery of the Transaction Documents and no investigation by the Bank or any closing shall affect the representations and warranties or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Parent hereunder, the obligations under
Section 9.1 and Section 9.2 shall survive termination of this Agreement.

       Section 9.10 Entire Agreement. This Agreement, together with the other Transaction Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Transaction Document shall not be deemed a conflict with this Agreement. Each Transaction Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

       Section 9.11 Amendments and Waivers. Any provision of any Transaction Document may be amended or waived and any consent to any departure by the Parent therefrom may be granted if, but only if, such amendment, waiver, or consent is in writing and is signed by the Parent and the Bank (any such consent not to be unreasonably withheld). In the event of amendment by the parties to the

Credit Agreement to any provisions of the Credit Agreement that have been incorporated herein by reference, such provisions will not be deemed to be amended hereunder without the written consent of the Bank to the amendment of such provisions hereunder.

       Section 9.12 Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Transaction Document, any interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Parent. In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

       Section 9.13 Notices. All notices and other communications provided for in any Transaction Document to which the Parent is a party shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified in Schedule 9.13, or, as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in any Transaction Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Bank pursuant to Section 2.2 shall not be effective until received by the Bank. Any agreement of the Bank herein to receive certain notices by telephone or telecopy is solely for the convenience and at the request of the Parent. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Parent to give such notice and the Bank shall not have any liability to the Parent or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or telecopy notice. The obligation of the Parent to repay all amounts drawn under Letters of Credit shall not be affected in any way or to any extent by any failure of the Bank to receive written confirmation of any telephonic or telecopy notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in such telephonic or telecopy notice.

       Section 9.14 Governing Law; Venue; Service of Process.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATES OF CALIFORNIA OR NEW YORK OR OF THE UNITED STATES FOR SUCH STATES, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARENT AND THE BANK EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE PARENT AND THE BANK EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE PARENT AND THE BANK EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF ANY SUCH STATE.

       Section 9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       Section 9.16 Severability. Any provision of any Transaction Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Transaction Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

       Section 9.17 Headings. The headings, captions, and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

       Section 9.18 Construction. The Parent, each Guarantor (by its execution of the Transaction Documents to which it is a party), and the Bank each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Transaction Documents with its legal counsel and that the Transaction Documents shall be construed as if jointly drafted by the parties thereto.

       Section 9.19 Independence of Covenants. All covenants under the Transaction Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

       Section 9.20 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION

DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

       Section 9.21 Confidentiality. The Bank shall use any confidential non-public information concerning the Parent and its Subsidiaries that is furnished to the Bank by or on behalf of the Parent and its Subsidiaries in connection with the Transaction Documents (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Transaction Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Bank may disclose Confidential Information (a) to its Affiliates or any of its or its Affiliates' directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the "Representatives") whom it determines need to know such information for the purposes set forth in this Section, (b) to any Governmental Authority having or claiming to have authority to regulate or oversee any aspect of the Bank's business or that of their Representatives in connection with the exercise of such authority or claimed authority, (c) to the extent necessary or appropriate to effect or preserve the Bank's or any of its Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Bank or any of its Representatives, and (d) pursuant to any subpoena or any similar legal process. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in the Bank's possession prior to its being provided by or on behalf of the Parent or any of its Subsidiaries, provided that such information is not known by the Bank to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Parent or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Bank), or (z) becomes available to the Bank on a nonconfidential basis, provided that the source of such information was not known by the Bank to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

       Section 9.22 Termination of Credit Agreement. In the event that the Credit Agreement is terminated for any reason whatsoever, the covenants set forth in Article 7, Article 8, and Article 9 thereof and the events of default set forth in Article 10 thereof, together with all of the definitions of all the defined terms used therein and all other portions of the Credit Agreement to which reference is made in such Articles, in each case as of such termination date, will be incorporated by reference herein and the same shall be applicable herein, mutadis mutandis, and will be deemed to continue in effect until this Agreement is terminated and all Obligations under this Agreement are fully paid and performed.


                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                        PARENT:

                                        WILLIAMS-SONOMA, INC.



                                        By: /s/ Sharon L. McCollam
                                           ------------------------------------
                                               Sharon L. McCollam
                                               Senior Vice President and Chief
                                                  Financial Officer



                                        By: /s/ Charles K. Birkett
                                           ------------------------------------
                                               Chuck Birkett
                                               Assistant Secretary

                                        BANK:

                                        BANK OF AMERICA, N.A.



                                        By: /s/ Lisa M. Thomas
                                           ------------------------------------
                                               Lisa M. Thomas
                                               Senior Vice President

                                    EXHIBIT A

                          Form of Subsidiary Guaranty






Exhibit A, Cover Page

                                    EXHIBIT B

                           Form of Joinder Agreement






Exhibit B, Cover Page

                                  Schedule 5.2
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                           Governmental Restrictions






Schedule 5.2 - Cover Page

                                  Schedule 6.4
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                              Operation of Business






Schedule 6.4 - Cover Page

                                  Schedule 6.5
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                            Litigation and Judgments






Schedule 6.5 - Cover Page

                                  Schedule 6.9
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                                      Debt






Schedule 6.9 - Cover Page

                                  Schedule 6.10
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                                      Taxes






Schedule 6.10 - Cover Page

                                  Schedule 6.12
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                                     ERISA






Schedule 6.12 - Cover Page

                                  Schedule 6.14
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                          Subsidiaries; Capitalization






Schedule 6.14 - Cover Page

                                  Schedule 6.15
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                               Material Agreements






Schedule 6.15 - Cover Page

                                  Schedule 6.19
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                             Environmental Matters






Schedule 6.19 - Cover Page

                                  Schedule 6.20
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                                  Broker's Fees






Schedule 6.20 - Cover Page

                                  Schedule 6.21
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                                Employee Matters






Schedule 6.21, Cover Page

                                  Schedule 9.13
                                       to
                              Williams-Sonoma, Inc.
                             Reimbursement Agreement


                              Addresses for Notices







Schedule 9.13, Cover Page